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Exhibit 99.1

PRICE LEGACY CORPORATION
HISTORICAL SUMMARY OF OPERATING REVENUES AND DIRECT OPERATING EXPENSES
FOR THE PROPERTIES ACQUIRED BY PRICE LEGACY CORPORATION
For the nine months ended September 30, 2001

	Cross County Plaza	Cypress Creek Station	Kendale Lakes Plaza	Oakwood Plaza	Oakwood Business Center	Total
Operating Revenues:
Base rents	$3,029,037	$2,119,177	$2,834,604	$6,725,056	$1,169,907	$15,877,781
Expense reimbursements	795,582	686,780	550,055	1,808,043	464,792	4,305,252

Total operating revenue	3,824,619	2,805,957	3,384,659	8,533,099	1,634,699	20,183,033
Direct Operating Expenses:
Administrative and office expense	291,134	96,761	79,671	186,166	38,179	691,911
Repairs,maintenance and other operating	347,193	256,742	160,342	425,754	174,881	1,364,912
Utilities	30,724	25,421	16,239	71,550	21,008	164,942
Property taxes	521,703	418,428	416,880	1,282,086	237,798	2,876,895
Insurance	85,865	46,259	100,967	240,397	38,163	511,651
Management fees	108,544	83,958	102,494	248,984	47,899	591,879

Total direct operating expenses	1,385,163	927,569	876,593	2,454,937	557,928	6,202,190

Net operating income	$2,439,456	$1,878,388	$2,508,066	$6,078,162	$1,076,771	$13,980,843

The accompanying notes are an integal part of this summary.

PRICE LEGACY CORPORATION
NOTES TO HISTORICAL SUMMARY OF OPERATING REVENUES AND DIRECT OPERATING EXPENSES
FOR THE PROPERTIES ACQUIRED BY PRICE LEGACY CORPORATION

Note. Presentation

  The financial statements are presented in conformity with Rule 3-14 of the Securities and Exchange Commission. Accordingly, certain expenses of the property are not included in the summary, i.e. depreciation and interest. Certain footnote disclosures normally included in the financial statements have been omitted pursuant to the interim reporting rules of the Securities and Exchange Commission. These financial statements should be read in conjunction with the separate audited financial statements of Cross County Plaza, Cypress Creek Station, Kendale Lakes Plaza, Oakwood Plaza, and Oakwood Business Center included in the Company's Form S-4/A filed with the Securities and Exchange Commission on July 31, 2001.

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  Exhibit 99.1